UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Nabriva Therapeutics plc
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Nabriva Therapeutics plc Additional Proxy Materials

For the 2018 Annual General Meeting of Shareholders to be Held August 1, 2018

These proxy statement definitive additional materials, dated July 25, 2018 (the “Additional Materials”), relate to the notice of annual meeting and proxy statement dated June 19, 2018 (the “Proxy Statement”) with respect to the proxy being solicited by the Board of Directors (the “Board”) of Nabriva Therapeutics plc, an Irish public limited company (the “Company”), for the 2018 Annual General Meeting of Shareholders of the Company to be held on August 1, 2018, beginning at 3:00 p.m., Irish time (10:00 a.m., Eastern Time), at 25-28 North Wall Quay, Dublin 1, Ireland, (the “AGM”).

The primary purpose of these Additional Materials is to provide subsequent information relating to recent changes in the Company’s management and Board structure following the Company’s acquisition of Zavante Therapeutics, Inc. (“Zavante”). On July 25, 2018, the Company filed a Current Report on Form 8-K disclosing the acquisition of Zavante and the related changes in management and Board structure and related matters.

Except as described in these Additional Materials, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in these Additional Materials differs from or updates information contained in the Proxy Statement, the information in these Additional Materials is more current.

Zavante Acquisition

On July 23, 2018, Nabriva Therapeutics plc (the “Company”) and its newly formed, direct wholly owned subsidiaries, Zuperbug Merger Sub I, Inc. (“Merger Sub I”) and Zuperbug Merger Sub II, Inc. (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zavante and Cam Gallagher, solely in his capacity as representative of the former Zavante stockholders in connection with the Merger Agreement, pursuant to which on July 24, 2018, Merger Sub I merged with and into Zavante with Zavante surviving such merger and becoming a wholly owned subsidiary of the Company, and Zavante thereafter on such date merged with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned subsidiary of the Company and assuming the name Zavante Therapeutics, Inc. (collectively, the “Acquisition”).  Zavante is a biopharmaceutical company focused on developing CONTEPO (fosfomycin for injection) to improve the outcomes of hospitalized patients.

The Acquisition was completed on July 24, 2018.  Upon completion of the Acquisition (the “Closing”), the Company issued 7,336,906 Company ordinary shares to former Zavante stockholders, which together with the 815,186 ordinary shares that are issuable upon release of the Holdback Shares (as defined below) constitute approximately 19.9% of the Company ordinary shares outstanding as of immediately prior to the Closing (the “Upfront Shares”).

Pursuant to the Merger Agreement, former Zavante stockholders and other equity holders, in the aggregate and subject to the terms and conditions of the Merger Agreement, will also be entitled to receive from the Company up to $97.5 million in contingent consideration, of which $25.0 million would become payable upon the first approval of a new drug application from the U.S. Food and Drug Administration (the “FDA”) for fosfomycin for injection for any indication (the “Approval Milestone Payment”) and an aggregate of up to $72.5 million would become payable upon the achievement of specified sales milestones (the “Net Sales Milestone Payments”).

Subject to approval of the Company’s shareholders of the issuance of Company ordinary shares in satisfaction of the Company’s milestone payment obligations in accordance with Nasdaq listing rules and Irish law (the “Milestone Share Approval”) in excess of 19.9% of the issued and outstanding ordinary shares of the Company outstanding as of immediately prior to the Closing, the Approval Milestone Payment will be settled in Company ordinary shares and the Company will have the right to settle the Net Sales Milestone Payments in Company ordinary shares, except as otherwise provided in the Merger Agreement.  In the absence of obtaining the Milestone Share Approval, all milestone payments will be settled in cash.  The Company has agreed to use commercially reasonable efforts after the Closing to obtain the Milestone Share Approval and to call a meeting of Company shareholders no later than December 31, 2018 to seek the Milestone Share Approval.  The Milestone Share Approval is not being considered for action at the AGM.

In connection with the Acquisition, former Zavante stockholders agreed to cause any Upfront Shares received by them to abstain from voting on the Milestone Share Approval and to vote any other Company ordinary shares held by them in favor of the Milestone Share Approval.

Subject to the terms of the Merger Agreement, 10% of the Upfront Shares (the “Holdback Shares”) will serve as a source for the satisfaction of indemnification and other obligations of the former Zavante stockholders and, subject to reduction in respect of these obligations, will be issued to the former Zavante stockholders following the first anniversary of the Closing.

The Upfront Shares issued at Closing were, and the Holdback Shares and any other Company ordinary shares that may become issuable in the future under the Merger Agreement will be, issued in reliance on the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D thereunder.  The Company agreed in the Merger Agreement to provide registration rights with respect to the registration for resale of any Company ordinary shares that may be issued in satisfaction of the Company’s milestone payment obligations under the Merger Agreement.  Former Zavante stockholders who do not comply with specified procedural requirements set forth in the Merger Agreement, and former holders of Zavante options and warrants, will receive cash in lieu of any Company ordinary shares that otherwise would be issuable to them pursuant to the Merger Agreement.

In connection with the Closing, Mr. Theodore Schroeder, former president, chief executive officer and director of Zavante, was appointed as the chief executive officer of the Company and certain of the Company’s subsidiaries and Dr. Colin Broom resigned from his position of chief executive officer of the Company and certain of the Company’s subsidiaries.  Dr. Broom will continue to serve on the Board and as a consultant.  The Schroeder Agreement (defined below) provides that Mr. Schroeder will be appointed to the Company’s Board effective upon the later of the Closing and immediately following the AGM.

Resignation of Colin Broom, M.D., Chief Executive Officer

In connection with the signing of the Merger Agreement, on July 23, 2018, Nabriva Therapeutics US, Inc. (“Nabriva US), a wholly owned subsidiary of the Company, entered into a Transition, Separation and Release of Claims Agreement (the “Transition Agreement”) with Colin Broom, M.D., chief executive officer of the Company and Nabriva US and their affiliates, as applicable, providing for Dr. Broom’s separation from employment with Nabriva US and resignation from the offices of chief executive officer of the Company and Nabriva US, contingent on and effective as of the Closing of the Acquisition (the “Transition Date”). Pursuant to the terms of the Transition Agreement, Nabriva US and Dr. Broom also entered into a Consulting Agreement

(the “Consulting Agreement”) effective July 24, 2018, pursuant to which Dr. Broom will provide to Nabriva US, upon the request of the Board, consulting and advisory services relating to the preparation and submission of a new drug application for the Company’s lefamulin product candidate to the FDA (collectively, the “Services”). Dr. Broom will continue to serve as a director on the Board following the Transition Date.

Transition Agreement

Pursuant to the Transition Agreement, during the period between the execution of the Transition Agreement and the Transition Date, Dr. Broom remained chief executive officer of the Company and Nabriva US. For so long as Dr. Broom serves as a non-employee director on the Board, he will be entitled to compensation for such services consistent with the Company’s Non-Employee Director Compensation Policy as in effect from time to time (the “Policy”). However, Dr. Broom will not be eligible to receive an “initial grant” of share options under such Policy or an “annual grant” of share options under such Policy in 2018.

Pursuant to the Transition Agreement, in return for Dr. Broom’s execution of the Transition Agreement and timely execution and nonrevocation of an additional release of claims at the time of the Transition Date, Dr. Broom is being provided the “severance benefits” described in his amended and restated employment agreement dated as of June 17, 2016 (the “Employment Agreement”) that he would be entitled to receive upon a “qualifying termination” occurring prior to or more than 12 months following a “change in control” (as such terms are defined in the Employment Agreement). Specifically, he will be entitled to receive continued payment of his current annual base salary of $471,534 for a period of 18 months, or $707,301 in the aggregate; subject to certain conditions, payment by Nabriva US of a portion of health coverage premiums for a period of up to 18 months following the Transition Date; and a lump sum payment of $132,417 which is equal to the prorated portion of Dr. Broom’s 2018 annual target bonus of $235,767, representing 50.0% of his 2018 annual base salary, based on the number of days of his employment by Nabriva US in 2018.

In addition, pursuant to the Transition Agreement, Dr. Broom will continue to vest in any options he holds to purchase the Company’s ordinary shares that were outstanding as of the Transition Date (the “Outstanding Options”) for a period of 12 months following the Transition Date provided he remains on the Board during such 12-month period. In the event his service as a director on the Board terminates before the 12-month anniversary of the Transition Date, the portion of the Outstanding Options that would have vested had Dr. Broom remained on the Board through the 12-month anniversary of the Transition Date will be accelerated at that time. Any of Dr. Broom’s options that are unvested at the 12-month anniversary of the Transition Date will terminate and Dr. Broom will no longer have any rights with respect to them. In addition, the post-termination exercise period of the vested Outstanding Options will be extended such that Dr. Broom is entitled to exercise any vested Outstanding Options until the later of the date that is 24 months following the Transition Date and the date that is three months following his cessation of service on the Board (but in no event later than the final exercise date applicable to such option). The Transition Agreement also provides that, if Dr. Broom continues to serve on the Board or to provide Services under the Consulting Agreement on the effective date of grant, he shall continue to be entitled to receive the grant of performance-based restricted share units (the “Broom PRSUs”) previously approved by the Board, which will vest in accordance with, and otherwise be subject to the terms and conditions of, the previously-approved award agreement. However, if Dr. Broom ceases to serve on the Board and ceases to provide Services under the Consulting Agreement following achievement of the applicable performance metric under the Broom PRSUs but before the first anniversary of the achievement of the performance vesting metric, the award will accelerate and vest in full at the time he ceases to provide all services on the Board and as a consultant.

The Transition Agreement also provides for, among other things, a release of claims by Dr. Broom in favor of Nabriva US and its affiliates, continuing confidentiality, non-solicitation and non-competition obligations applicable to Dr. Broom under his existing Proprietary Rights, Non-Disclosure and Developments Agreement with Nabriva US, and a mutual non-disparagement obligation applicable to Nabriva U.S. and Dr. Broom.

Consulting Agreement

Pursuant to the Consulting Agreement, Nabriva US and Dr. Broom agreed that Dr. Broom will receive $500.00 per hour in consulting fees for his performance of the Services under the Consulting Agreement. The term of the Consulting Agreement will be from the Transition Date until January 31, 2020, and may be extended for additional periods upon mutual written agreement of both Nabriva US and Dr. Broom. In addition, the Consulting Agreement may be terminated by Nabriva US if Dr. Broom materially breaches the Consulting Agreement or the Transition Agreement or if Dr. Broom fails to sign or revokes the additional release of claims in our favor at the time of the Transition Date; by Dr. Broom, if Nabriva US materially breaches the Consulting Agreement or the Transition Agreement; at any time by either Nabriva US or Dr. Broom upon not less than 15 days prior written notice to the other party; at any time upon the mutual written consent of the parties; or automatically upon the death, physical incapacitation or mental incompetence of Dr. Broom.

Appointment of Theodore Schroeder as Chief Executive Officer

In connection with the signing of the Merger Agreement, on July 23, 2018, Nabriva US entered into an Employment Agreement with Theodore Schroeder (the “Schroeder Agreement”) providing for Mr. Schroeder, age 63, to serve as chief executive officer of the Company and president and chief executive officer of Nabriva US, contingent on and effective as of the Closing of the Acquisition (the “Commencement Date”).

Prior to the Closing, Mr. Schroeder served as president, chief executive officer and director of Zavante. Previously, Mr. Schroeder co-founded Cadence Pharmaceuticals in 2004 and served as president, chief executive officer and a member of the board of directors until the company’s acquisition by Mallinckrodt Pharmaceuticals in 2014. Prior to that, he held several roles at Elan Pharmaceuticals, including senior vice president of North American sales and marketing, and vice president and general manager of the hospital products business unit, a role he also held at Dura Pharmaceuticals before its acquisition by Elan Pharmaceuticals. Earlier in his career, Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb. He currently serves on the public company board of directors of Cidara Therapeutics, Otonomy and Collegium Pharmaceutical. In addition, he previously served on the board of directors of Hyperion Therapeutics, Incline Therapeutics and Trius Therapeutics until their respective acquisitions. Mr. Schroeder is a former chair of BIOCOM, the Southern California life sciences trade association. Mr. Schroeder received a bachelor’s degree in management from Rutgers University.

As a stockholder of Zavante, Mr. Schroeder received 0.8% of Company ordinary shares issued to former Zavante stockholders as consideration in connection with the closing of the Acquisition and will be entitled to receive his proportional share of any Company ordinary shares or cash paid in satisfaction of the Company’s milestone payment obligations and upon the release by the Company, if any, of the Holdback Shares on the terms and subject to the conditions set forth in the Merger Agreement. In addition, Mr. Schroeder will be entitled to registration rights with respect to the registration with the SEC for resale of any Company ordinary shares that may be issued in satisfaction of the Company’s milestone payment obligations pursuant to the Merger Agreement.

Mr. Schroeder has no family relationship with any of the executive officers or directors of the Company and there are no arrangements or understandings between Mr. Schroeder and any other person pursuant to which he is being appointed as the chief executive officer of the Company or will be appointed as a director of the Company, other than as disclosed herein.

Schroeder Agreement

Pursuant to the Schroeder Agreement, Mr. Schroeder will receive an annual base salary of $530,000 and be eligible to receive an annual performance bonus targeted at 50% of his annual base salary, with the actual amount of such bonus, if any, to be determined by the Board. For 2018, Mr. Schroeder’s bonus will be pro-rated to reflect his 2018 service to Nabriva US. Mr. Schroeder will also be entitled to participate in the Company’s employee benefit plans, subject to the terms and conditions of such plans.

Pursuant to the Schroeder Agreement, the Board also approved the grant to Mr. Schroeder, effective as of the first business day immediately following the Commencement Date (the “Grant Date”), of a non-statutory stock option to purchase 850,000 ordinary shares of the Company at an exercise price per share equal to the closing price per share of the Company’s ordinary shares on the Nasdaq Global Select Market on the Grant Date. The option award will have a ten-year term and will vest over a four-year period, with 25% of the shares underlying the award vesting on the first anniversary of the Commencement Date and the remaining 75% of the shares underlying the option award to vest monthly over the subsequent 36-month period. In addition, the Board approved the grant to Mr. Schroeder, effective as of the Grant Date, of 150,000 performance-based restricted share units (the “Schroeder PRSUs”). The Schroeder PRSUs will vest as follows: 50% of the Schroeder PRSUs will vest upon Board certification of the receipt of FDA approval of a new drug application for each of (x) lefamulin and (y) CONTEPO for any indication, and 50% of the Schroeder PRSUs will vest on the first anniversary of such Board certification, provided, in each case, that Mr. Schroeder is performing services to Nabriva US on the applicable vesting dates. If the FDA does not approve an NDA for both lefamulin and CONTEPO by January 31, 2020, the Schroeder PRSUs award will terminate in full. The option being granted to Mr. Schroeder and the Schroeder PRSUs will be awarded outside of the Company’s 2017 Share Incentive Plan as an inducement material to Mr. Schroeder’s entering into employment with Nabriva US in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4).

In the event of the termination of Mr. Schroeder’s employment by Nabriva US without cause or by him for good reason prior to, or more than 12 months following, a “change in control” (as defined in the Schroeder Agreement), Mr. Schroeder will be entitled to his base salary that has accrued and to which he is entitled as of the termination date. In addition, subject to execution and nonrevocation of a release of claims in favor of Nabriva US and its affiliates by him or his estate, as applicable, and his continued compliance with his proprietary rights, non-disclosure, developments and non-solicitation agreement with Nabriva US, he will be entitled to continued payment of his base salary for a period of 18 months following termination; subject to certain conditions, payment by Nabriva US of a portion of health coverage premiums for a period of up to 18 months following termination; a lump sum payment equal to any earned but unpaid annual bonus for a previously completed calendar year; a lump sum payment equal to a prorated annual bonus for the year in which Mr. Schroeder’s employment is terminated based on the number of days he was employed by Nabriva US during the year; and all of his then-outstanding equity awards that vest based solely on the passage of time (including performance-based awards that are subject to time-based vesting following achievement of the applicable performance metric, provided the performance metric has been achieved at the time of termination) shall accelerate with respect to the portion of the award that would have vested in the 12-month period following the termination date.

In the event of the termination of Mr. Schroeder’s employment by Nabriva US without cause or by him for good reason within 12 months following a change in control, subject (as described above with respect to certain payments), to his execution and nonrevocation of a release of claims in favor of Nabriva US and its affiliates and his continued compliance with his proprietary rights, non-disclosure, developments and non-solicitation agreement with Nabriva US, Mr. Schroeder would be entitled to the same payments and benefits as described in the preceding paragraph, except that, in lieu of a pro-rated annual bonus payment, he would be entitled to receive a lump sum payment equal to 100% of his target bonus for the year in which his employment is terminated and in lieu of 12 months’- vesting acceleration, he would be entitled to full vesting acceleration of his then-unvested equity awards such that his equity awards become fully exercisable and non-forfeitable as of the termination date.

If Mr. Schroeder’s employment is terminated for any other reason, including as a result of his death or disability, for cause, or voluntarily by Mr. Schroeder without good reason, Nabriva US’s obligations under the employment agreement cease immediately, and Mr. Schroeder is only entitled to his base salary that has accrued and to which he is entitled as of the termination date. If, however, his employment is terminated as a result of his death or disability, subject to his execution and nonrevocation of a release of claims in favor of Nabriva US and its affiliates and his continued compliance with his proprietary rights, non-disclosure, developments and non-solicitation agreement with Nabriva US, he or his estate, as applicable, would be entitled to any earned but unpaid annual bonus from a previously completed calendar year.

The Schroeder Agreement also obligates Mr. Schroeder to comply with certain invention, confidentiality, and non-solicitation provisions pursuant to a proprietary rights, non-disclosure, developments and non-solicitation agreement with Nabriva US. In connection with his appointment, Mr. Schroeder also entered into the Company’s standard form of indemnification agreement applicable to executive officers and directors of the Company.

The Schroeder Agreement provides that Mr. Schroeder will be appointed to the Company’s Board effective upon the later of the Closing and immediately following the AGM. Pursuant to the Schroeder Agreement, Mr. Schroeder was also appointed to the board of directors of Nabriva US and Nabriva Therapeutics Ireland DAC effective as of July 24, 2018 (the Commencement Date). As an employee of Nabriva US, Mr. Schroeder will not receive any additional compensation for his service as a director of these entities.

Promotion of Steven Gelone to President and Chief Operating Officer

Effective as of July 24, 2018, Steven Gelone, age 50, was promoted to president and chief operating officer of the Company. Prior to this promotion, Dr. Gelone served as the chief scientific officer of the Company since June 30, 2017. Dr. Gelone previously served as Nabriva Therapeutics AG’s chief development officer and head of business development from 2014 until the Company’s redomiciliation and the Company’s chief development officer from the Company’s redomiciliation until June 30, 2017. Prior to joining Nabriva Therapeutics AG, he served as head of clinical research and development at Spark Therapeutics, Inc. in 2014 and vice president of clinical and preclinical development at ViroPharma Incorporated from 2005 to 2014. Dr. Gelone also served as director of medical affairs at Vicuron Pharmaceuticals from 2002 to 2003 and director of clinical pharmacology and experimental medicine at GlaxoSmithKline Pharmaceuticals from 2000 to 2002. Dr. Gelone received his B.S. Pharm. and Pharm.D. from Temple University.

In connection with his promotion to president and chief operating officer of the Company, Dr. Gelone’s annual base salary was increased to $450,000 from $409,500 and his annual target bonus percentage was increased to 45% from 35%. In addition, if Dr. Gelone becomes entitled to severance benefits or change in control severance benefits under his amended and restated employment agreement with Nabriva US (the “Gelone Agreement”), as those terms are defined in the Gelone Agreement, he shall be entitled to receive continued payment of his base salary for a period of 15 months following termination (increased from 12 months) and, subject to certain conditions, payment by Nabriva US of a portion of health coverage premiums for a period of up to 15 months following termination (increased from 12 months), in all events subject to the terms and conditions of the Gelone Agreement. The Board also approved the grant to Dr. Gelone, effective as of the day immediately following the Closing, of an option to purchase 77,500 ordinary shares of the Company at an exercise price per share equal to the closing price per share of the Company’s ordinary shares on the Nasdaq Global Select Market on such effective date of grant (the “Initial Options”) and, effective as of the first business day following the AGM, of an option to purchase 7,500 ordinary shares of the Company at an exercise price per share equal to the closing price per share of the Company’s ordinary shares on the Nasdaq Global Select Market on such effective date of grant (the “Additional Options”) and 32,000 performance-based restricted share units (the “Gelone PRSUs”). The grant of the Additional Options and the Gelone PRSUs is subject to shareholder approval of an amendment to the Company’s 2017 Share Incentive Plan at the AGM. The Initial Options, the Additional Options and the Gelone PRSUs will be granted to Dr. Gelone under the Company’s 2017 Share Incentive Plan.

The option awards will have a ten-year term and will vest over a four-year period, with 25% of the shares underlying the awards to vest on the first anniversary of the Closing and 75% of the shares underlying the option awards to vest monthly over the subsequent 36-month period. The Gelone PRSUs will vest as follows: 50% of the Gelone PRSUs will vest upon Board certification of the receipt of FDA approval of an NDA for lefamulin, and the remaining 50% of the Gelone PRSUs will vest on the first anniversary of such Board certification, provided, in each case, that Dr. Gelone is performing services to the Company on the applicable vesting dates. If the FDA does not approve an NDA for lefamulin by January 31, 2020, the Gelone PRSUs award will terminate in full.

Dr. Gelone has no family relationship with any of the executive officers or directors of the Company and there are no arrangements or understandings between Dr. Gelone and any other person pursuant to which he is being promoted to president and chief operating officer of the Company, other than as disclosed herein or the proxy statement relating to the AGM.

VOTING MATTERS

If you have already voted by Internet, telephone or mail, you do not need to take any action unless you wish to change your vote.  Proxy voting instructions already returned by shareholders (via Internet, telephone or mail) will remain valid and will be voted at the AGM unless revoked.  Important information regarding how to vote your shares, submit proxies or revoke proxies already cast is available in the Proxy Statement.